Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aravive, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239512, No. 333-248612, No. 333-262020, and 333-268471) and Form S-8 (No.333-227865, No. 333-216586, No. 333-210013, No. 333-204178, No. 333-194949, No. 333-230348, No. 333-233866, No. 333-237425, No. 333-254400 and No. 333-264445) of Aravive, Inc. of our report dated March 15, 2023, relating to the consolidated financial statements, which appears in Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Raleigh, North Carolina

March 15, 2023